Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 31st day of May, 2007 is entered into by Central Garden & Pet Company, a Delaware corporation (the “Company”), and James V. Heim (“Executive”).

WHEREAS, Executive is a current executive of the Company with an employment agreement that terminates July 9, 2007;

WHEREAS, the Company desires to continue employing Executive after the expiration of his employment agreement and Executive desires to continue to be employed by the Company after the expiration of his employment agreement;

THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Effective Date: This Agreement shall become effective on July 9, 2007 concurrent with the expiration of Executive’s employment agreement currently in effect (“Effective Date”).

2.	Term of Employment: Executive will be employed by the Company for an indefinite term, subject to termination as set forth below.

3.	Position: Executive shall serve as President of the Pet Products Group. He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer of the Company. Executive’s position and related terms and conditions of employment may from time to time be modified by the Company in its discretion.

4.	Full Time Performance of Duties: During the Term of Employment, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive agrees to devote substantially all his business time, attention, skill, and efforts to the faithful and loyal performance of his duties under this Agreement and shall not during his employment with the Company engage in any other business activities, duties or pursuits, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Company. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities for which Executive will not receive additional compensation from the Company, shall not be considered a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement.

5.	Salary: The Company will pay Executive an annualized salary of $415,000 in accordance with the Company’s payroll practices for executives. Executive will be eligible for periodic salary reviews consistent with the Company’s salary review practices for executives.

6.	Bonus: Executive will be eligible for a bonus each year during the Term of Employment targeted at 50% of base compensation with a maximum pay out of 100%. Actual payout will be based upon both the Executive’s and the Company’s performance

7.	Options: From time to time, at the discretion of the Company, Executive will be eligible for grants of non-qualified stock options to purchase shares of Common Stock of the Company. These options shall vest and become exercisable consistent with the terms of the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan.

8.	Benefits: Executive shall receive fringe benefits, including 401(k) and life insurance at one times base compensation (additional term life insurance may be purchased by the Executive) and shall participate in other benefit programs on substantially the same terms and conditions as are generally available to other senior executives of the Company. Such benefits shall include an automobile allowance of $1000 per month and shall otherwise be generally comparable to the benefits currently offered to senior executives of the Company. Additionally, the Executive will be eligible for four (4) weeks vacation annually. Executive’s maximum vacation accrual will be six (6) weeks. Once Executive has accrued six (6) weeks vacation, he will cease earning vacation until he has taken vacation and reduced his accrual below six (6) weeks.

9.	Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s policies, upon presentation by Executive of documentation, expense statements, vouchers, and/or other supporting information as the Company may request.

10.	Incapacity: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability, this Agreement will terminate; provided however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current use of alcohol, drugs or related issues.

11.	Termination by the Company For Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause it shall be defined as:

(a)	Fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company

(b)	An act or omission constituting negligence or misconduct which is materially injurious to the Company;

(c)	A material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof;

(d)	The abuse of alcohol or drugs;

(e)	Failure to comply with the lawful directives of the Board of Directors;

(f)	A material violation of any securities law, regulation or compliance policy of the Company;

(g)	Executive’s death or incapacity exceeding four (4) months as provided in section 11 above.

12.	Termination By Executive For Cause: Executive may also terminate this Agreement for cause by giving thirty (30) days written notice to the Company’s Vice President of Human Resources of an alleged material breach of this Agreement by the Company, (relocating Executive’s primary office location outside a 50 mile radius surrounding Napa, California shall be considered a material breach of this Agreement) provided such breach is not cured by the Company within the thirty (30) day notice period.

13.	Termination By The Company Without Cause: The Company may terminate Executive’s employment under this Agreement at any time without cause by giving Executive thirty (30) days written notice of termination. If the Company terminates Executive under this section, Company will pay Executive a severance consisting of a continuation of Executive’s base salary for a one (1) year period, subject to applicable payroll deductions. Such severance payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by the Company without cause. At its option, the Company may pay Executive thirty (30) days additional salary and benefits provided in this Agreement in lieu of giving Executive the thirty (30) days notice as provided above.

14.	Termination by Executive Without Cause: Executive may terminate his employment without cause by giving the Company thirty (30) days written notice of termination. If

Executive terminates his employment without cause under this section, he will receive only his salary and benefits earned pro rata to the date of his termination. All other salary and benefits will cease on the date of Executive’s termination. At its option, the Company may pay Executive his salary and benefits provided in this Agreement through the effective date of his written notice of termination and immediately accept his termination.

15.	Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company’s business. During Executive’s employment with the Company, Executive has and will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”) Executive will not, during his employment with the Company or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

16.	Non-Solicitation of Employees: While Executive is employed by the Company, or retained as a consultant, and for eighteen (18) months after such employment and/or consulting relationship terminates, Executive will not (acting either directly or indirectly, or through any other person, firm, or corporation) induce or attempt to induce or influence any employee of the Company to terminate employment with the Company when the Company desires to retain that person’s services.

17.	Non Competition: During term of this Agreement, any time Executive is receiving severance from the Company and/or during any post-termination consulting agreement with the Company, Executive agrees that he will not, nor will he permit any entity or other person under his control, to directly or indirectly, hold, manage operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any business or activity which engages in developing, producing, marketing, distributing or selling lawn, garden, animal health or pet related products or activity which would otherwise conflict with his obligations to the Company.

18.	Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permitted by law.

19.	Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the parties.

20.	Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a)	If to the Company to:	Central Garden & Pet Company
1340 Treat Blvd., Suite 600 Walnut Creek, CA 94597
Attention: Glenn W. Novotny, President/CEO

	with a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street San Francisco, CA 94105-2669
Attention: John F. Seegal, Esq.

(b)	If to the Executive to:	James V. Heim
760 La Salle Way Napa, CA 94559

21.	Related Agreements: As an inducement to the Executive and to the Company to enter into this Agreement, Executive has executed Exhibit A Post Employment Consulting Agreement and Exhibit B Agreement to Protect Confidential Information, Intellectual Property and Business Relationships, all attached and incorporated by reference. Exhibits A and B shall survive the termination of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year referenced above.

James V. Heim

/s/ James V. Heim

Central Garden & Pet Company

By	/s/ Glenn W. Novotny
Glenn W. Novotny, President and Chief Executive Officer

EXHIBIT A

POST EMPLOYMENT CONSULTING AGREEMENT

James V. Heim

This Agreement is made this 31st day of May, 2007(the “Effective Date”) by and between Central Garden & Pet Company (“the Company”) and James V. Heim (“Executive”).

WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he provides unique services that will be exceedingly difficult to replace after termination of his employment;

WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;

WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);

THEREFORE, in consideration of the Employment Agreement provided to Executive to which this Consulting Agreement is attached and incorporated into and the additional consideration provided herein, Executive and the Company agree to the following:

1.	Consulting Services: Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Executive will be available to provide approximately twenty (20) hours of such Consulting Services per month in a manner that will not unduly interfere with any other employment Executive may then have.

2.	Term of Agreement: Executive will provide Consulting Services effective upon termination of Executive’s employment with the Company and continuing thereafter for a period of twenty four (24) months. (“Term of Agreement”)

3.	Compensation: In addition to the consideration provided by the Employment Agreement mentioned above, Executive shall be paid five thousand dollars ($5,000) per month (“Consulting Fee”) during the Term of Agreement. This Consulting Fee shall increase two percent (2%) each year following signature of this Agreement. Such 2% annual increase shall continue during the Term of Agreement.”

4.	Expenses: During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

5.	Termination: Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if, due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days written notice; (c) the parties may terminate this Agreement by mutual written agreement.

6.	Non-Competition: Executive acknowledges and agrees that during the term of this Agreement he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health or pet related products or which would otherwise conflict with his obligations to the Company.

7.	Confidential Information or Materials: During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to customer lists and files, product description and pricing, information and strategy regarding the Company’s products, processes, services, profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”) Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

8.	Remedies: Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

9.	Independent Contractor Status: For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

10.	Intellectual Property Rights: Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling,

physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the term of this Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

11.	No Authority to Bind Company: During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

12.	Assignment: This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

13.	Entire Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

14.	Agreement Enforceable to Full Extent Possible: If any restriction set forth in this agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction.

The parties agree to each of the terms and conditions set forth above.

Dated:	May 31, 2007	/s/ James V. Heim
James V. Heim

Dated:	May 31, 2007	/s/ Glenn W. Novotny
for Central Garden & Pet Company

EXHIBIT B

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

James V. Heim

I RECOGNIZE that during my employment as a key executive with Central Garden and Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I have had and will continue to have access to Company Confidential Information as defined below and the Company’s valuable competitive information and business relationships.

I RECOGNIZE that my employment in certain capacities with a competitor would involve the use or disclosure of Company Confidential Information and/or competitive information and business relationships of the Company.

THEREFORE, in consideration for the compensation provided to me under the Employment Agreement into which this Agreement is incorporated and to prevent the use or disclosure of Company Confidential Information, and to protect the valuable competitive information and business relationships of the Company, I agree to the following:

1.	I will not at any time and engage in or prepare to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information.

2.	For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not directly or indirectly, in any capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), (1) engage in or prepare to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health or pet related products for the business entities, the product lines, brands, or any divisions of the business entities listed on Exhibit 1 or their successors (collectively called “Key Competitors”). I understand and agree that the nine (9) Key Competitors listed on Exhibit 1, which is incorporated herein by reference, may be periodically updated by the Company providing me with a written revision of Exhibit 1; however, the number of Key Competitors designated on Exhibit 1 shall not exceed nine (9) Key Competitors. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

3.

For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health or pet related products in the geographic markets for which I acquired Company Confidential Information about the Company’s customers or strategies or for which I developed business relations on behalf of the Company or for which I had responsibility while employed by the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

4.	For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not solicit or service, directly or indirectly, any customer I solicited or serviced while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

5.	For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not divert or attempt to divert any business or customers from the Company using Company Confidential Information.

6.	For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

7.	For eighteen (18) months after the termination of my employment with the Company and/or any post-termination consulting agreement with the Company, before I accept employment with any person or organization that is engage in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

8.	If any restriction set forth in this agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction.

9.	“Company Confidential Information” as used in this Agreement refers to the Company’s confidential, proprietary and trade secret information including but not limited to customer lists and files, product description and pricing, information and strategy regarding the Company’s products, processes, services, profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts.

10.	I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Company Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employees me in a capacity in which I violate this agreement shall be liable for damages and injunctive relief.

11.	Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

12.	I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

13.	This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

14.	This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

Signed the 31st day of May, 2007

AGREED AND ACCEPTED BY:

/s/ James V. Heim
James V. Heim

/s/ Glenn W. Novotny	Chief Executive Officer and President
For Central Garden & Pet Company	Title